Exhibit 13.4
Testing the Water - Proposed Email Post Qualification

Subject: Own a piece of True Leaf

Subheadline: RETURN THE LOVE™

The love our pets provide us with is unconditional. The kindness and joy they show us day in and day out is something we can both depend on and learn from. But while our four-legged companions are great at showing us love, they have a harder time telling us when they’re in pain.

Heart disease, anxiety, mobility issues; pets face many of the same health issues we encounter, especially as we get on in life. We both need regular exercise and healthy options each day to stay well. Our lifestyles, however, are too often far from ideal.

Fortunately, we can "RETURN THE LOVE" to our faithful companions in order to make up for what our pets’ lives may be missing and even boost their overall health.

Our True Hemp™ product line is the first of its kind to introduce hemp-based pet supplements designed to meet the growing demand for safe, natural and functional products and is already helping thousands of dogs with CALMING, HIP+JOINT, and IMMUNE+HEART support.

Hemp is a variety of cannabis and although it has been around for centuries, we’ve only just started to recognize its potential uses for people and pets. At the same time, the rules are changing around cannabis in Canada and the U.S., and we at True Leaf see the opportunity to research and develop new hemp and cannabis products that serve the health and wellness for both people and pets.

Nature is full of surprises, and with each new discovery, comes opportunity.

Hemp and cannabis have a bright future, but need to be supported by research. Through a little-known rule called Regulation A+, we invite all those who believe in our vision to invest in True Leaf, and share in our discoveries as well as our successes. To learn more about our investment opportunity and to invest, please visit [website URL].

Sincerely,

The True Leaf Team

An offering statement regarding this offering has been filed with the SEC. The SEC has qualified that offering statement which only means that True Leaf Medicine International Ltd. may make sales of the securities described by that offering statement. It does not mean that the SEC has approved, passed upon the merits or passed upon the accuracy or completeness of the information in the offering statement. You may obtain a copy of the offering circular that is part of that offering statement here [Link to latest SEC Offering Circular]. You should read the offering circular before making any investment.